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ENERGY ADVISORS

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
November 21, 2003	Rocio Alvarado
(800) 536-7453

TORCH ENERGY ROYALTY TRUST DECLARES

FOURTH QUARTER 2003 DISTRIBUTION

HOUSTON - Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) today announced a cash distribution of 13.8 cents per unit, payable on December 11, 2003, to unitholders of record on December 1, 2003. This cash distribution is attributable to third quarter 2003 production from the underlying properties of the Trust.

Capital expenditures totaling $0.5 million (approximately 5 cents per unit) were deducted in calculating the net proceeds payable to the Trust during the quarter ended December 31, 2003. Approximately $0.4 million of such capital expenditures relate to the re-drill of the McFarlane 2 well, which is operated by a third party in the Austin Chalk Field. This well, which had ceased producing at economic rates during the second quarter of 2001, was restored to production in September 2003. Daily production, net to the Trust’s interest, from the McFarlane 2 well is currently approximately 55 Mcf per day and 4 Bbls of oil per day.

Production attributable to the Trust’s net profits interests, excluding the Robinson’s Bend field, was 682,838 Mcf of gas and 6,903 Bbls of oil for the third quarter. The average price attributable to production during the quarter ended September 30, 2003 was $3.51 per Mcf of gas after deducting gathering fees and $23.95 per Bbl of oil. Because the trust index price for gas exceeded $2.12 per MMBtu during the third quarter, Torch Energy Marketing, Inc. (“TEMI”) was entitled to deduct 50% of such excess (“Sharing Price Adjustment”) in calculating the purchase price for production. The Sharing Price Adjustment for production during the quarter ended September 30, 2003 aggregated $1.5 million. Additionally, TEMI accrues price credits as a result of its obligation to purchase gas for the minimum price of $1.71 per MMBtu. TEMI is entitled to recoup such credits in future periods when the trust index price exceeds the minimum price. As of December 31, 2003, TEMI has no accrued price credits.

The Trust will receive no payments for distributions to unitholders with respect to the Robinson’s Bend field during the quarter ended December 31, 2003, pertaining to production during the quarter ended September 30, 2003. In calculating Robinson’s Bend field net proceeds pertaining to the quarter ended September 30, 2003 production, costs and expenses exceeded revenues, net to the Trust, by approximately $125,000. Neither the Trust nor unitholders are liable to pay the $125,000 deficit directly. However, the Trust will receive no payments for distributions to unitholders with respect to the Robinson’s Bend field until future proceeds exceed the sum of future costs and expenses and the cumulative excess of such costs and expenses including interest. Torch Energy Advisors Incorporated (“Torch”) does not currently anticipate that the net proceeds attributable to the Robinson’s Bend field, if any, will be significant in the future.

The Trust will terminate on March 1 of any year after 2002 if it is determined that the pre-tax future net cash flows, discounted at 10%, attributable to estimated net proved reserves of the net profits interests on the preceding December 31 are less than $25.0 million. Based on oil and gas reserve estimates at December 31, 2002 prepared by independent reserve engineers, Torch projects that unless the NYMEX price of natural gas on December 31, 2003 exceeds approximately $2.80 per MMBtu, the Trust will terminate on March 1, 2004. Upon termination of the Trust, the Trustee is required to sell the net profits interests. No assurances can be given that the Trustee will be able to sell the net profits interests, the price that will be received for such net profits interests or the amount that will be distributed to unitholders following such a sale. Such distributions could be below the market price of the Trust units.

The Trust’s underlying properties are depleting assets consisting of net profits interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana. Approximately 97% of the estimated reserves are gas.

Together with its subsidiaries, Torch provides strategic services to the upstream energy industry. Torch’s specialized services include onshore and offshore oilfield operations and production optimization in addition to maximizing the value of clients’ crude oil, natural gas and natural gas liquids production. Torch also owns and directly invests in oil and gas assets and midstream assets.

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts in this press release, including without limitation, statements about future production, production costs and termination of the Trust, are forward looking statements. No assurances can be given that these forward looking statements will prove to be correct. Factors which could cause such forward looking statements not to be correct include, among others, the cautionary statements set forth in the Trust’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, the volatility of oil and gas prices, future production costs, future oil and gas production quantities, operating hazards and environmental conditions.

TORCH ENERGY ROYALTY TRUST

QUARTER ENDED DECEMBER 31, 2003 DISTRIBUTION (1)

	Chalkley, Cotton Valley and Austin Chalk Fields	Robinson’s Bend Field (2)	Total
Mcf
Chalkley	423,005	—
Cotton Valley	239,593	—
Austin Chalk	20,240	—
Robinson’s Bend	—	502,143

	682,838	502,143

Bbls
Chalkley	1,848	—
Cotton Valley	1,310	—
Austin Chalk	3,745	—
Robinson’s Bend	—	—

	6,903	—

Average price
Per MCF (after gathering fees)	$3.51	$3.01
Per BBL	$23.95	n/a

Gas revenues, net of gathering fees	$2,399,182	$1,513,081
Oil revenues	165,349	—

	2,564,531	1,513,081

Lease operating expenses	377,107	1,363,312
Severance taxes	215,679	121,619

	592,786	1,484,931

Net proceeds before capital expenditures	1,971,745	28,150

Capital expenditures	480,774	153,285

Net proceeds	1,490,971	(125,135)
Net profits percentage	95.00%	N/A

Net profits income	1,416,422	—	1,416,422

Interest income			454
General and administrative expenses			(230,076)

Distribution			$1,186,800

Distribution per unit			$0.1380

(1)	Generated by production during the quarter ended September 30, 2003.

(2)	The Robinson’s Bend field costs and expenses exceeded revenues during the current quarter by $125,135. Neither the Trust nor unitholders are liable to pay such deficit directly. Accordingly, the Robinson’s Bend field cash flow deficit was excluded from the current quarter’s cash distribution calculation. The Trust will receive no payments for distributions to unitholders with respect to the Robinson’s Bend field until future proceeds exceed the sum of future costs and expenses and the cumulative excess of such costs and expenses including interest (“Robinson’s Bend Field Cumulative Deficit”). As of September 30, 2003, the Robinson’s Bend Field Cumulative Deficit was approximately $193,000, computed prior to interest.